EXHIBIT 10.4

AMENDMENT NO. 2 TO SUBSCRIPTION AGREEMENT AND TO COMMON STOCK
PURCHASE WARRANT TO PURCHASE SHARES OF COMMON STOCK OF PURPLE BEVERAGE COMPANY, INC.

This Amendment to the Subscription Agreement and to Common Stock Purchase Warrant to purchase shares of common stock, par value $0.001 per share (the “Common Stock”) of Purple Beverage Company, Inc. (this “Amendment”), is effective as of September __, 2008, by Purple Beverage Company, Inc., a Nevada corporation (the “Company”), and the undersigned holder (the “Holder”). The Company and Holder are, together, the “Parties.”

RECITALS

WHEREAS, effective December 12, 2007, the Company and the Holder entered into that certain Subscription Agreement (the “Subscription Agreement”), pursuant to which the Company sold and issued to Holder certain Shares (as defined therein) and granted to Holder a Common Stock Purchase Warrant to purchase shares of Common Stock of the Company, which warrant was dated and issued as of December 12, 2007 (the “2007 Warrant”), and entitled Holder, upon exercise thereof in accordance with the terms contained therein, to purchase up to that number of shares of Common Stock specified therein (the “2007 Underlying Shares”) at an exercise price (the “Purchase Price” as defined in the 2007 Warrant) of $2.00 per share;

WHEREAS, the Company is seeking the consent of Holder and other purchasers who purchased Shares and 2007 Warrants under the Subscription Agreement which will permit the Company to seek to secure certain financing from the exercise of outstanding 2007 Warrants;

WHEREAS, the parties wish to amend certain terms contained in the Subscription Agreements and all of the 2007 Warrants, and is offering to reduce to $0.40 per share the effective purchase price for Shares purchased under the Subscription Agreements (and certain other shares purchased from the Company at $1.40 per share and at $1.25 per share) by issuance of additional shares of the Company to Holders at no cost, upon receipt of the required consents necessary to authorize this Amendment (the “Excepted Transaction Shares”);

WHEREAS, as a further inducement to consent to the requested actions by the Company, upon receipt of the required consents necessary to authorize this Amendment, the Company will: (i) adjust the exercise price of all unexercised 2007 Warrants to $0.40 per share; (ii) grant to the Holder of all 2007 Warrants, newly-issued restricted Common Stock (the “Restricted Stock”) in an amount equal to 15% of the number of 2007 Underlying Shares into which each unexercised 2007 Warrant is currently exercisable, and each unregistered 2007 Warrant shall thereupon be irrevocably forfeited and cancelled; and (iii) permit the transfer and assignment of registered 2007 Warrants with a revised exercise price of $0.40 per share;

NOW, THEREFORE, in consideration of the premises, the covenants made herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.    Amendments to the Subscription Agreement.

1.1    Waiver of Certain Anti-dilution Protections. Notwithstanding anything to the contrary contained in the Subscription Agreement or the 2007 Warrants, none of the transactions contemplated by this Amendment, or the contemporaneous transfer, assignment or exercise of any 2007 Warrants, including without limitation, issuance of Excepted Transaction Shares, adjustment of the 2007 Warrant exercise price, forfeiture of 2007 Warrants, and issuance of Restricted Stock, shall result in the imposition or effectiveness of any anti-dilution protections, price protection, most favored nations protections or similar clauses, in favor of the Holder contained in the Subscription Agreement or 2007 Warrants, except as specifically provided in Article II hereof.

For the absence of doubt, the transactions contemplated herein shall constitute an “Excepted Issuance” as defined in the Subscription Agreement. Notwithstanding anything herein to the contrary, all anti-dilution protections, price protection and most favored nations protections or similar clauses shall continue in full force and effect following the date hereof and shall apply to any further issuances or transactions, other than as contemplated by this Amendment.

1.2    Waiver of Certain Offering Restrictions. Notwithstanding anything to the contrary contained in the Subscription Agreement or the 2007 Warrants, none of the transactions contemplated by this Amendment, including, without limitation, issuance of Excepted Transaction Shares, adjustment of the 2007 Warrant exercise price, forfeiture of 2007 Warrants, and issuance of Restricted Stock, including transfers and assignments of the registered 2007 Warrants, shall be deemed to be a violation of any of the offering or other restrictions imposed upon, or granted by, the Company and in favor of the Holder contained in the Subscription Agreement, including, without limitation, Section 9(r) of the Subscription Agreement.

1.3    Consent and Amendment of Warrant. The undersigned Holder (in each of the Holder’s capacity as Subscriber and as a Holder of 2007 Warrants for the purposes of such consent inasmuch as the separate consent is required for each of such purposes) hereby consents to the assignment of  2007 Warrants, the 2007 Underlying Shares of Common Stock of which have been registered for resale with the Securities and Exchange Commission, and all other transactions, amendments, modifications and waivers to the Subscription Agreement and 2007 Warrants as contemplated herein, and as follows:

(A)    The provisions of Section 4(o) of the Subscription Agreement and any and all references thereto in the 2007 Warrants, or any other document or agreement, as amended through the date hereof, are hereby deleted in their entirety solely with respect to any Restricted Stock, 2007 Warrants, as well as any similar or equivalent provisions relating to the Restricted Stock, 2007 Warrants, and the 2007 Underlying Shares and the provisions of such Section 4(o) shall be inapplicable to the Restricted Stock, 2007 Warrants and the 2007 Underlying Shares, which, unless such securities are registered, shall for all purposes be subject to the restrictions of Rule 144 under the Securities Act of 1933, as amended;

(B)    the Subscription Agreement and each and every lockup agreement is hereby amended solely to eliminate any and all restrictions on the transfer, sale, assignment, exercise, or disposition of any 2007 Warrants and/or any 2007 Underlying Shares assigned; and further transfers of such 2007 Warrants or 2007 Underlying Shares, and the undersigned covenants and agrees not to take any action seeking in any way to restrict assignee of such 2007 Warrants from exercise of the 2007 Warrants or sale of 2007 Underlying Shares or otherwise effectuating the intent and purposes of any assignment;

(C)    upon approval of the Board of Directors, the Company may authorize and undertake a reverse stock split in such ratio, number or amount as the Board of Directors reasonably determines is necessary or appropriate in connection with satisfying the original listing standards then in effect for any national securities exchange; and

(D)    Section 12(a) of the Subscription Agreement (including, without limitation, Section 3.4 of the 2007 Warrant) shall be amended by adding to the definition of “Excepted Issuance” the following:

“For the purposes hereof, an Excepted Issuance shall include: (i) securities issued (including any warrants or other convertible securities) in connection with any registered offering by the Company (including on a best efforts or underwritten basis); (ii) issuance of any options or shares of Common Stock as commitment or consultant fees, additional consideration, interest, exercise fee, commissions, redemption payment or otherwise in connection with any warrant exercises or bridge loans to the Company approved by the Board of Directors, up to a maximum of 2,500,000 shares; (iii) all 2007 Incentive Plan awards; and (iv) all issuances of Common Stock authorized by the Company the effect of which shall result in the effective purchase price per Share of Common Stock to the Company sold pursuant to each Subscriber as a result thereof equal to $0.40 per share of Common Stock acquired prior to the date of this Amendment, the cancellation and forfeiture of Warrants and issuance of Common Stock thereupon in an amount equal to 15% of the shares of Common Stock underlying such outstanding Warrants immediately prior to such cancellation and forfeiture and adjustment of the exercise price of unexercised Warrants not cancelled (i.e., the unexercised Warrants that have bee registered with the SEC) to $0.40 per share.”

2.    Conditions Precedent. As a condition precedent to the effectiveness of the Amendment and the transactions contemplated herein, the effectiveness of this Amendment and the transactions contemplated hereby shall require the Holders holding not less than 70% of the

Shares and 2007 Underlying Shares shall have signed this amendment to their respective Subscription Agreement and 2007 Warrant (the “Effective Date”).

3.    Market Standoff. In connection with this Amendment, each Holder agrees that in the event the Company sells securities pursuant to an underwritten registered offering, including on a best efforts basis by a placement agent, the Holder shall not effect any public sale of securities of the Company during a customary period of time requested by the managing underwriter of such offering.

ARTICLE 2
ANTI-DILUTION ADJUSTMENT

1.    2007 Warrants; Restricted Stock Issuance. On the Effective Date, the Company shall issue to all Holders of 2007 Warrants (registered and unregistered), newly-issued shares of restricted Common Stock in an amount equal to 15% of the number of 2007 Underlying Shares into which each unexercised 2007 Warrant forfeited shall be exercisable, and each 2007 Warrant (other than 2007 Warrants exercised or exercisable for registered 2007 Underlying Shares) shall be forfeited and cancelled and of no further force or effect.

2.    2007 Warrants; Registered Shares. On the Effective Date, the exercise price of all 2007 Warrants, the 2007 Underlying Shares of which have been registered with the SEC, shall be $0.40 per share and such 2007 Warrants shall be the only 2007 Warrants that shall remain outstanding.

3.    Anti-Dilution Shares. On the Effective Date, the Company shall issue to all Subscribers, all Holders who previously exercised 2007 Warrants, and all purchasers of shares of Common Stock at $1.40 per share prior to the date hereof, such number of additional shares of Common Stock as shall result in the effective purchase price per share of Common Stock to the Company equal $0.40 per share of Common Stock.

ARTICLE 3
MISCELLANEOUS PROVISIONS

1.    Re-affirmation of Representations and Warranties. If the Holder consents to this Amendment, then the Holder hereby currently re-affirms herein all of the representations and warranties made by the Holder in favor of the Company in the Subscription Agreement as if made as of the date of this Amendment and the Company hereby re-affirms herein all of the representations and warranties initially made by the Company in favor of the Holder in the Subscription Agreement as of the date of the Subscription Agreement.

2.    Miscellaneous Provisions.

2.1    No Further Amendments. Except as amended by this Amendment, the Subscription Agreement and the 2007 Warrant remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of either the Subscription Agreement or the 2007 Warrant and the provisions of this Amendment, the provisions of this Amendment shall prevail. This Amendment may only be modified or amended by a written agreement executed by the Company, and consented to by Holder, with the same formalities and in the same manner as this Amendment.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument. Facsimiles or portable document files transmitted by e-mail containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles or files.

2.3    Binding on Successors. This Amendment shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

2.4    Entire Agreement. Each of the Subscription Agreement and the 2007 Warrant, as amended by this Amendment, contains the entire understanding between the Parties and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter hereof that are not fully expressed herein.

IN WITNESS WHEREOF, the Parties hereto have executed or have caused a duly authorized officer to execute this Amendment all effective as of the day and year first above written.

PURPLE BEVERAGE COMPANY, INC.

By: ___________________________________________________
Theodore Farnsworth, Chief Executive Officer

HOLDER:

I hereby consent to the amendments set forth herein:

________________________________________________	September __, 2008
Name:
Title: